Exhibit 99.1

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y. – November 5, 2026 -- Ultralife Corporation (NASDAQ: ULBI) reported operating results for the third quarter ended September 30, 2026 with the following results:

●	Sales of $48.3 million compared to $43.4 million for the 2025 third quarter
●	Gross profit of $13.3 million, or 27.5% of revenue, compared to $9.6 million, or 22.2% of revenue, for the 2025 third quarter
●	Operating income of $3.2 million compared to an operating loss of $1.0 million for the 2025 third quarter
●	GAAP EPS of $0.14 compared to ($0.07) for the 2025 third quarter
●	Adjusted EBITDA of $5.6 million compared to $2.0 million for the 2025 third quarter
●	Backlog of $136.0 million compared to $117.5 million exiting the second quarter of 2026

On October 27, 2026, Ultralife announced that it has agreed to be acquired by EnerSys (NYSE: ENS) in an all-cash transaction valued at approximately $320 million, including the assumption of net debt.  The transaction is expected to close in the first quarter of 2027.  In light of this pending transaction, Ultralife will not hold a conference call to discuss third quarter results.

Third Quarter 2026 Financial Results

Revenue was $48.3 million, an increase of $4.9 million, or 11.3%, as compared to revenue of $43.4 million for the third quarter of 2025. Battery & Energy Products sales increased 12.9% to $45.1 million compared to $39.9 million last year. The year-over-year increase reflects 56.7% growth in government/defense sales due primarily to a large order for conformal wearable batteries, partially offset by 5.8% decrease in commercial sales primarily due to softness in the global oil & gas market. Communications Systems sales decreased by 7.1% to $3.2 million compared to $3.4 million for the same period last year. Our total backlog exiting the third quarter was $136.0 million, the highest level in the Company’s history, compared to $117.5 million exiting the second quarter of 2026 and $90.3 million exiting the third quarter of 2025.

Gross profit was $13.3 million, or 27.5% of revenue, compared to $9.6 million, or 22.2% of revenue, for the same quarter a year ago. Battery & Energy Products gross margin was 26.7%, compared to 22.1% last year, primarily due to progress in improving manufacturing efficiencies and vertical integration of our thionyl-chloride cells as well as favorable product mix. Communications Systems gross margin was 40.1% compared to 23.3% last year, primarily due to lower warranty costs and sales mix.

Operating expenses were $10.1 million, compared to $10.6 million for the third quarter of 2025, reflecting an increase in new product development costs related to continued investment in our product offering, and a decrease in one-time, non-recurring costs of $0.6 million primarily related to the closing of our Calgary facility and certain consulting costs to help expedite our gross margin improvement in the year-earlier period. Operating expenses were 20.9% of revenue compared to 24.4% of revenue for the year-earlier period.

Operating income was $3.2 million compared to an operating loss of $1.0 million last year.

Other expense was $0.4 million primarily comprised of interest expense from the financing of our Electrochem acquisition partially offset by the third quarter estimated portion of a refundable tax credit for certain qualifying battery cells and packs we manufacture under the 45X Advanced Manufacturing Production Tax Credit. This compares to $0.8 million for the year-earlier period primarily reflecting the Electrochem acquisition financing and net foreign currency gains.

Net income attributable to Ultralife Corporation was $2.4 million or $0.14 per basic and diluted share on a GAAP basis, compared to a net loss of ($1.2) million or ($0.07) per basic and diluted share for the third quarter of 2025.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense and one-time costs not reflective of our ongoing operations, was $5.6 million for the third quarter of 2026, or 11.7% of sales, compared to $2.0 million, or 4.7% of sales, for the year-earlier period. On a trailing twelve-month basis, adjusted EBITDA was $20.7 million or 10.8% of sales.

See the “Non-GAAP Financial Measures” section of this release below for a reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation is a global leader in mission-critical battery, power, communications and compute solutions for the most demanding applications in government/defense, medical, oil & gas and industrial markets across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include uncertain global economic conditions including the impact of tariffs and inflation, reductions in revenues from key customers, delays or reductions in U.S. and foreign military spending, acceptance of our new products on a global basis, and disruptions, delays or material price increases in our supply of raw materials and components due to business conditions, new or additional tariffs, global conflicts, weather or other factors not under our control. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	September 30,	December 31,
	2026	2025
ASSETS
Current Assets:
Cash	$8,628	$9,345
Trade Accounts Receivable, Net	35,790	33,948
Inventories, Net	62,314	54,008
Prepaid Expenses and Other Current Assets	9,914	8,500
Total Current Assets	116,646	105,801

Property, Plant and Equipment, Net	39,011	40,397
Goodwill	45,403	45,376
Other Intangible Assets, Net	10,121	10,933
Deferred Income Taxes, Net	10,029	10,494
Other Non-Current Assets	3,193	3,911
Total Assets	$224,403	$216,912

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$19,581	$17,423
Current Portion of Long-Term Debt	3,125	4,125
Accrued Compensation and Related Benefits	2,941	2,754
Accrued Expenses and Other Current Liabilities	13,673	13,031
Total Current Liabilities	39,320	37,333
Long-Term Debt, Net	47,393	45,526
Deferred Income Taxes, Net	897	1,000
Other Non-Current Liabilities	2,156	2,919
Total Liabilities	89,766	86,778

Shareholders' Equity:
Common Stock	2,110	2,109
Capital in Excess of Par Value	193,081	192,859
Accumulated Deficit	(35,880)	(40,340)
Accumulated Other Comprehensive Loss	(3,291)	(3,141)
Treasury Stock	(21,492)	(21,492)
Total Ultralife Equity	134,528	129,995
Non-Controlling Interest	109	139
Total Shareholders’ Equity	134,637	130,134

Total Liabilities and Shareholders' Equity	$224,403	$216,912

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September	September	September	September
	30,	30,	30,	30,
	2026	2025	2026	2025
Revenues:
Battery & Energy Products	$45,089	$39,946	$133,433	$132,134
Communications Systems	3,182	3,425	10,226	10,544
Total Revenues	48,271	43,371	143,659	142,678

Cost of Products Sold:
Battery & Energy Products	33,071	31,126	99,554	101,039
Communications Systems	1,907	2,626	6,836	7,674
Total Cost of Products Sold	34,978	33,752	106,390	108,713

Gross Profit	13,293	9,619	37,269	33,965

Operating Expenses:
Research and Development	3,189	2,855	9,375	7,577
Selling, General and Administrative	6,918	7,715	21,486	21,684
Total Operating Expenses	10,107	10,570	30,861	29,261

Operating Income (Loss)	3,186	(951)	6,408	4,704

Other Expense	441	800	1,340	2,896
Income (Loss) Before Income Taxes	2,745	(1,751)	5,068	1,808

Income Tax Provision (Benefit)	362	(504)	638	306

Net Income (Loss)	2,383	(1,247)	4,430	1,502

Net Income (Loss) Attributable to Non-Controlling Interest	15	(27)	(30)	(22)

Net Income (Loss) Attributable to Ultralife Corporation	$2,368	$(1,220)	$4,460	$1,524

Net Income (Loss) Per Share Attributable to Ultralife Common Shareholders – Basic	$0.14	$(0.07)	$0.27	$0.09

Net Income (Loss) Per Share Attributable to Ultralife Common Shareholders – Diluted	$0.14	$(0.07)	$0.27	$0.09

Weighted Average Shares Outstanding – Basic	16,664	16,646	16,660	16,638

Weighted Average Shares Outstanding – Diluted	16,697	16,646	16,703	16,699

Non-GAAP Financial Measures

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CALCULATION OF ADJUSTED EBITDA

(Dollars in Thousands)

(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025

Net Income (Loss) Attributable to Ultralife Corporation	$2,368	(1,220)	$4,460	$1,524
Adjustments:
Interest Expense, Net	921	992	2,628	3,016
Income Tax Provision (Benefit)	362	(504)	638	306
Depreciation Expense	1,098	1,008	3,208	2,966
Amortization Expense	267	411	802	1,226
Stock-Based Compensation Expense	92	236	181	698
Other Non-Recurring Costs	278	594	2,009	1,112
One-Time Events Impacting Production	250	-	1,067	-
Severance and Other Costs for Plant Closure	-	491	-	641
Non-Cash Purchase Accounting Adjustment	-	40	-	120
Adjusted EBITDA	$5,636	$2,048	$14,993	$11,609

Company Contact:

Ultralife Corporation

Philip A. Fain

(315) 210-6110

pfain@ulbi.com

Investor Relations Contact:

Alliance Advisors IR

Jody Burfening

(212) 838-3777

jburfening@allianceadvisors.com